Exhibit 5.1

K&L GATES LLP 1 PARK PLAZA TWELFTH FLOOR IRVINE, CA 92614 T +1 949 253 0900 F +1 949 253 0902 klgates.com

June 26, 2014

Amphastar Pharmaceuticals, Inc.

11570 6th Street

Rancho Cucamonga, California 91730

Ladies and Gentlemen:

We have acted as counsel for Amphastar Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission on June 26, 2014 under the Securities Act of 1933, as amended (the “Securities Act”), registering 16,261,419  shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), issuable under the Amphastar Pharmaceuticals, Inc. Stock Option/Stock Issuance Plan for the Years 1999-2001 (as amended, the “Pre-2002 Plan”), the Amphastar Pharmaceuticals, Inc. Amended 2002 Stock Option/Stock Issuance Plan (as amended, the “2002 Plan”), the Amphastar Pharmaceuticals, Inc. Amended and Restated 2005 Equity Incentive Award Plan (as amended, the “2005 Plan”) and the Amphastar Pharmaceuticals, Inc. 2014 Employee Stock Purchase Plan (together with the Pre-2002 Plan, the 2002 Plan and the 2005 Plan, the “Plans”).  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issuance of the Shares.

We have examined originals or copies of such documents, corporate records and other instruments as we have deemed necessary for the purposes of rendering this opinion.  Our opinion set forth below is limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in accordance with the Plans and any underlying award agreements that accompany the Plans, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP

K&L Gates LLP